UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  November 29, 2007

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation or organization)		Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about December 21, 2007.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 6, 7, 8, 9, 10, 12, 14, 15, 16, 17, 18, 19, 20, 21, 22, 25, 26, 27, 28, 29, 30, 31 and 32 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH NOVEMBER 13, 2007

1.                                      The following two questions refer to situations where Expeditors is acting as agent for the airline (not as consolidator) on a particular shipment:

a.                                      Is the commission that Expeditors receives from the airline determined to any degree by reference to the aggregate amount of business Expeditors does with that airline, or by any factors not related to that particular shipment?

The commission structure offered to forwarders acting as agents of the airlines is a fairly standard 5% of the base airfreight rate, excluding any surcharges, and is not usually altered for other business the agent may have with that airline. Typically freight forwarders would rather build consolidations, where there is a spread created by the difference between wholesale and retail rates.

b.                                      How does Expeditors determine which airline to use if more than one airline is available to carry the shipment?

Customer service requirements, price and how those objectives relate to airline service capabilities on specified routings, for specific shipments and on specific days are the determinants in the decision as to which carrier is used.

2.                                      Does Expeditors receive any compensation from airlines that is not tied to any particular shipment?

We’re not exactly sure in what context you are talking about “compensation”. We are primarily a consolidator. As such, we paid the airlines, collectively, nearly $1.5 billion in 2006, so receiving “compensation” from airlines isn’t how this industry business model works. There are, of course, volume incentive arrangements that are offered by some airlines. As we have written before, this is a business that rewards volume contribution and the more volume you can commit, typically the lower the buy rates you are able to negotiate. How these lower rates are made available from the carriers varies from carrier to carrier. Some airlines will actually pay an incentive payment annually if predetermined volume thresholds are achieved. Others will provide a lower rate, typically over a shorter period of time (for a three month period for example), which is taken directly off the cost of the Master Airway Bill when the shipment is tendered to the airline at origin. In those instances, were there to be a short-fall from the previously agreed-upon volume, the buy rates in the ensuing months would go up to some specified level, something which from a practical standpoint, has rarely, if ever, happened.

3.                                      Please help me assessing growth rate of Expeditors for next 4 to 5 years. Please do not hide behind referring to Madam Gilda’s crystal ball things or to the fact that a great man has said - “Making forecasts is dangerous, especially those about future” or not to disclosing competitive information.

As an individual investor I note that S & P’s forecast growth rate for you is 18.3% (Start of 2007 report), but mostly I don’t believe what such agencies / analysts say. So best place will be to ask you, the captain of this ship. To the extent of inherent risks of forecasting and all other things considered, could you please at least give out your own targets for growth rate of the business (earnings), say in a range format, without having to get pinned down to an absolute number. I read your various reports but did not find this clearly.

You seem to understand our policy of not making predictions well enough. Having demonstrated that understanding, we’re surprised you would think asking the question in this manner would in someway incite some kind of response. Given that our previous response (which you reference) actually mentioned, in good humor, Madame Zelda…not “Gilda”, you’ve also demonstrated just how carefully you read (or perhaps didn’t read) what we wrote in our responses.

It has been some time since we discussed our philosophy about not predicting growth rates or at least our philosophy about talking about growth rates—six years really, so we guess we can’t find fault with your research efforts because you didn’t go that far back in time. Basically we’ve always said that we don’t project or forecast growth rates. Once a year we do a ground-up budget. If the combined budget comes in between 15-20% above what we expect to make for the current year, we view that as a worthy and achievable goal for the coming year. Historically, we’ve been able to achieve this kind of growth so we see no reason to question the professional expertise of our managers. It has actually been surprising in some years just how close our combined budgets have been compared to our actual results. Some years we’re right on and some years we have a variance. Usually when we have a variance we’ve not met our internally budgeted expectations, but then there is no harm in falling short of a lofty goal!  As James Wang, our President-Asia and one of our founders, is fond of saying “Budget is Budget, what matters is how much money you make.”  Taking James’ comments one step further, projected growth rates are just that…projections and as such you could be right and you could be wrong. We’d rather not focus on being right or wrong on projections and turn that energy into growing our business as much as possible without diluting the quality of our service.

4.                                      Understanding the importance of Expeditors good working relationships with a variety of entities (airlines, ocean lines, government agencies, etc.) for high service quality, would you please discuss in more detail the risk to such relationships, which you include in your SEC filings as “…changes in space allotments available from carriers, governmental deregulation efforts [and] modernization of regulations governing customs brokerage…”?

From a macro perspective, business can be described as nothing more than the management of risk. The more adept a business is at managing those risks, the more successful the enterprise. As you have undoubtedly read our Securities and Exchange Commission (SEC) filings, you should also understand, as we state therein, that the items we list in our filings are not meant to be a comprehensive list of all possible risks the Company could face. Those particular listed items are our attempt to highlight those risks that management believes could have the greatest impact on our operations should they occur. The probability that these risks might actually occur is somewhat secondary in this consideration.

Let’s look at each of these risks and analyze why we would have included them.

•                  Changes in space allotments available from carriers. Since we are a non-asset based provider of services, being able to access space from direct carriers who actually own assets is critical to our model. Should carriers for some reason reduce the amount of cargo space available to non-asset based players, that would cause a lot of turmoil in the market place. While we don’t see anything on the horizon that would indicate such a change would take place in the long term, changes can occur in the short term. An example of this occurred when troops were deployed to Kuwait during the pre-war build up of troops for Gulf War I and to a lesser extent for Gulf War II.

•                  Governmental deregulation effort and modernization of regulations governing customs brokerage. A significant portion of what we do is to manage customs clearance processes for customers around the world. Should governments reduce the complexity of, or requirements for, customs entries before goods could be imported into, or in some instances exported from, a country,  the inability to have people pay us to perform a non-required, or at least a much more perfunctory process, would have an impact on our revenues. Given the current security environment and the ongoing debate over what globalization may or may not do for individual country economies, we would have to say that we don’t see the probability of a de-emphasis in customs brokerage requirements being an immediate concern.

5.                                      Also in your SEC filings, you state that Expeditors primary competition is confined to a small number of companies. Would you please quantify “small” and quantify by segment (asset-based or non-asset-based)?

While we can’t give an exact quantification of “small”, we can say that on a global basis there are probably between 15 and 20 main competitors with whom we are actively engaged in ongoing “freight wars”. This group certainly includes the most behemoth asset-based integrators, of which there are three that stand out most visibly. There are between seven and ten large, foreign-based non-asset based companies with whom we compete and there are other US-based non-asset based concerns with whom we also compete.

Hopefully that gives you some insight into the market segment we think we compete in.

6.                                      When our stock drops significantly, does the company purchase shares to counter the imbalance?

We’re not sure what the word “imbalance” has to do with answering this question. In the past several years, we have been consciously trying to buy back shares to offset the shares issued as a result of option exercises, as they occur, by employees. We’ve done this in by-and-large a successful attempt to keep the shares outstanding relatively flat.

That having been said, from a pricing fluctuation standpoint, there is a stock price below which we would consider being buyers of our own stock. If you were to read our annual report, you would note that we have an authorization from our Board of Directors to affect a “discretionary” buyback of the Company’s stock. We first repurchased shares under the discretionary plan in October of 2001 after the Company’s stock price declined in the wake of the September 11th terrorist attacks. At that time, we bought back 1,000,000 shares at an average price of $45.12 (4,000,000 shares at an average price of $11.28 on a split-adjusted basis). The “price” at which we would buy back stock is, of course, dependent on circumstances at the time and it is nothing we publish, talk about or even plan for.

7.                                      In response to your outstanding 2007 Second Quarter, the price of the stock increased about 20%, but recently has taken a severe drop. I’ve looked for news, and all that I see is a large group of Form 144’s and form 44’s confirming that VIP’s were selling large amounts of stocks. It seemed to start with a secretary and reached out to selling trades of more then $1,000,000. I see the trades were made from August 11 until August 22. There may be others’, however, this is what I notice. I note that these trades were after the deadline of August 8, 2007 by when e-mail questions would be considered in management’s 8-K. I don’t see an 8-K. Could you send me one please? Why did this happen? Did the word get out that the earning improvement could not be maintained? Was there a selfish desire of Very Important Persons to take profit without regard of smaller, but still important stock holders? If truly this quarter was to convey “steady growth”, why did I not notice the largest number of VIPs acquiring shares?  I was impressed by your ethic standards. I am trying to see how they were followed here. Of a lesser nature, I note there are diluted shares and basic shares. How do they differ?  Why do they have different earnings? I had started a plan to acquire shares, but now I don’t know what to do. Perhaps other owners like my self should follow management’s example and sell.

We’re not sure we understand whether you are asking a plethora of questions or making a statement. Are you asking why the stock went up 20%; why insiders sold; the timing of when insiders sold; why the 8-K was late; why insiders didn’t acquire shares; did insiders believe that earnings results could not be  maintained; did insiders follow our ethics standards; why did they not acquire shares; what  is the difference between diluted shares and basic shares and how do they differ and why do they have different earnings, and last, but not least, should you sell your shares?

First, for the record, all of our people are “VERY IMPORTANT PEOPLE,” as are all of our stockholders.

Before we tackle a detailed response, let us make an observation that we think those who are obsessed with tracking insider stock trades should consider. Over the past 10 years, we’ve seen a battle waged, and won, by those who contend that stock options and stock awards granted to employees are compensation in nature as opposed to “sweat equity” investments in character. The result of that battle was the requirement to include the fair value of stock options as a component of compensation expense within the operating results of the company granting the options. We started doing this in 2006. While there are some notable exceptions, such as the founders occasionally selling shares of stock they purchased before the Company went public, by far the majority of the share transactions by “insiders”

that you observe involve shares that were acquired either through the exercise of a stock option—which in many cases will soon be expiring and if not exercised, then lost—or a purchase of shares pursuant to the employee stock purchase plan. To digress back to the former for a moment, the exercising of stock options often involves a combination of both a sale and a purchase of stock. In regards to stock options that expire, it doesn’t seem fair to expect that our employees should let their options lapse rather than exercising them. When employees receive stock options, they have to wait five years before grants are 100% vested, so their compensation in this area reflects a long-term commitment to the Company and its continued success. Another reason for share transactions of employees is a purchase of shares that took place pursuant to the employee stock purchase plan. Even though we have to buy the shares that we acquire through the employee stock purchase plan with after-tax money withheld from our paychecks throughout the year, because there is a “look back” provision and a minimum 15% discount off fair market value, we are required to attribute a fair value to these options and recognize the corresponding expense over the one year term of the annual plan…i.e. this too, at least a component, is deemed to be compensation.

Given that all these shares and share options have been deemed to be “compensation” it seems somewhat at odds with the various polemic arguments used to turn stock options from an investment into compensation (and then press that difference into GAAP) to then turn around and declare these stock options to have the character of an investment when trying to read tea leaves about management’s intentions. No one seems to be interested in drawing any inferences from how insiders spend their cash compensation, at least no one has ever asked that question of us. Given that it is now all deemed to be “compensation”, if no one cares what management does with its cash compensation, why should anyone care what management does with the “compensation” that arises from stock option exercises or the sale of shares acquired through an employee stock purchase plan?

That point having been made, here are a few things that we think bear remembering to add some context to your question.

a)                                      We have no idea why the stock went up 20% on announcement of our earnings and why it stayed up 20% for a whole two days following the 2nd quarter 2007 release (or why it went up 6% on the day of our 3rd quarter 2007 earnings release, only to fall 12% the next day). There were no surprises in our earnings in either case. For both the 2nd and the 3rd quarters, we reported earnings that were “at consensus” or “in-line” or what ever other description you’d like to apply to earnings that were reported at the market’s expectation. Theoretically at least, the stock shouldn’t have moved at all upon the announcement of “at expectation” earnings. However, as you probably already know, the stock market is not linearly predictable, particularly on a day-to-day basis. There is very little that we can do or say to explain price movements within the stock of the kind that occurred after our 2nd quarter (or 3rd quarter) earnings were released. To state that the price was driven down by insider selling is perhaps overly simplistic without addressing why the price was driven up after reporting earnings “at consensus”. We think it is probably more dynamic than that. Some have suggested that the temporary spike in the stock price in both cases might have been due to the backfilling of  large short positions that were put in place by those “betting” that we would come in at “less than consensus”. That the stock went up immediately upon our announcement and drifted back down again to the pre-release levels soon after reporting consensus earnings per share, certainly adds some credibility to this theory. At the end of a day, even that is only a theory and might not be worth the HTML format it’s created in.

b)                                      Insiders are only allowed to trade for six weeks each quarter. The reason that the trades were made after August 8th is that insiders, according to our policies, cannot begin to trade until the day after our earnings are released. Since our 2nd quarter 2007 earnings were released on the 7th of August before the market opened, corporate insiders were not allowed to trade until the next day. Insiders who traded did so within defined SEC rules and company policies. Why insiders sold (and not all insiders sold, by the way, the vast majority did not sell) is really something only they know. Some things, even around here in this day and age, are personal and there is nothing more personal, to us at least, than what people do with their “compensation.”  One important thing also for your consideration is that the greatest financial asset of most of the insiders at Expeditors is both their direct holdings of Expeditors stock and their unexercised options to purchase Expeditors stock. Approximately 80% of the personal financial assets of three of the named executive officers, for instance, consist of Expeditors stock. Other executive officers have significant holdings of Expeditors stock and unexercised stock options, some in excess of 50% of their personal net worth. This goes against the often recommended advice of “not putting all your (nest) eggs in one basket”. Therefore, for Expeditors’ named officers, their personal assets become very public nest eggs. Accordingly, when people do what people do with savings and investments… they naturally are going to tap the greatest source of their assets…Expeditors stock. As noted previously, there were also several insiders who exercised options which were about to expire and those options were held for a good long time. When these grants were given, they weren’t worth much…even on the Black-Scholes basis…relative to today’s stock price. They may have chosen not to increase their holdings in Expeditors stock and therefore exercised the options and sold the stock in one transaction. Even in instances where they have chosen to increase their holdings, they may have sold nearly as much stock as they have purchased. This is to allow the executive to pay the taxes due on the exercise of the options, for which there is a taxable gain. One point to keep in mind is the fact that the stock has split three times since 1999, which has resulted in wealth creation for ALL shareholders.

As to your question about news getting out that the earning improvements weren’t sustainable, as of August 8th, there was no updated earnings information available…and when that information was available—that would have been for the month of July—it showed a year-over-year improvement indicative of strong growth. The subsequent report of our 3rd quarter 2007 results should dispel any possible conspiracy theories about corporate insiders being concerned that earnings were unsustainable and deciding to sell stock. Insiders who have a substantial portion of their net worth tied up in stock have an inherent interest in not doing anything that would cause the stock price to drop. They have the greatest amount of wealth to lose. While we agree it is desirable for insiders and executive officers to hold significant stock in the Company, not every decision an insider makes concerning buying or selling stock can be analyzed from the same viewpoint as a portfolio manager. Accordingly, not all “buys” or “sells” by insiders of Expeditors stock should be viewed as a meaningful harbinger of good or bad things to come. Sometimes it just means that someone needed the liquidity at that point in time. To paraphrase Freud’s commentary on cigars, sometimes an insider stock transaction is only an insider stock transaction.

c)              The 8-K was filed two weeks later on the 22nd of August, 2007, and it can be found on our website or on the SEC’s website. As to why this was late, we can only say that the filing of 8-Ks takes a considerable amount of time on the part of management and with the accelerated SEC filing deadlines, which compete for the same resources, and a stubborn resolve to have management actually write the 8-Ks as opposed to having them “ghost written”, we are struggling with the deadlines. That has been a struggle for the last several years. We apologize, we’re trying to do a better job, but as we said, a commitment to having management actually continue to produce the 8-K has so far superseded any desire to publish a ghost-written version.

•     If truly this quarter was to convey “steady growth”, why did I not notice the largest number of VIPs acquiring shares?  I was impressed by your ethic standards. I am trying to see how they were followed here.

It isn’t unethical for insiders to exercise stock options that will expire, or sell stock that they may have acquired, as long as they do so within the framework of securities rules and regulations promulgated by the SEC. That is the reason that there are insider trading rules. Your implication that anything unethical was done is, quite frankly, offensive. The whole controversy over insider trading goes back for decades and is, in large measure, what gave rise to the SEC in the first place and the resulting insider trading rules, specifically. Under Rule 144 of the SEC, executive officers are required to give public notice of intent to sell shares at least by the close of the business day in which these shares are sold. They are also required to file a Form 4 within 2 days after the sale. One other thing that should be noted is that Expeditors has a very large number of reporting officers, particularly for a company our size. We don’t take advantage of conventions to try to minimize the transparency of corporate insider transactions. If you compare our number of reporting officers with those of much larger concerns, you’ll note that we have 22. We won’t name names, but other behemoth corporations in our neck of the woods, being much larger than ourselves, have many fewer reporting officers than we do.

Finally, in response to your question as to why you didn’t see any insiders buying shares, thankfully insiders are not permitted to “day trade” their holdings up and down depending on the anticipated short-term fortunes of the Company. In fact there are rules that specifically address how and when they can buy and sell shares. Once you’ve done one, a buy or a sell, you can’t do anything different for six months from the last transaction.

•                  Of a lesser nature, I note there are diluted shares and basic shares. How do they differ?  Why do they have different earnings?

Interesting that you preface this sub-question as “of a lesser nature.” This is a very good question for the lay investor to understand. Basically, they do not differ. They are merely two ways of calculating a denominator for use in two different earnings per share calculations (net earnings divided by the particular flavor of shares outstanding). We’ll explain the “basic” first, as it is aptly named.

1.                                      Basic shares are merely the weighted average of shares actually issued and outstanding during the period. If one were to look at the equity section of our balance sheet, one could note how many shares we have outstanding as of the balance sheet date. The “basic shares outstanding” is merely a weighted average calculation of how the outstanding shares changed during the period.

2.                                      Diluted shares is a mathematical convention prescribed by those who set accounting standards to take into account the shares of stock which may not be outstanding,  but could be issued and outstanding if all stock options were exercised or any convertible debt-to-equity securities were converted. We don’t have any debt, let alone debt that contains a conversion feature that could require equity shares to be issued to retire the debt. However, we do have employee stock options that have not been exercised. In order to give some kind of effect for what the earnings per share would be if “diluted” by stock option exercises, we have to go through some mathematical gyrations that basically require us to do the following:

a.                                       Assume that all outstanding stock options were exercised and outstanding as of the beginning of the accounting period being reported upon. The kind of quirky thing is that we “assume” (yes and we do remember Felix’s definition of “assume” from that episode of “The Odd Couple”) an exercise price that is the average market close price for the entire accounting reporting period being reported upon. This “increases” the shares outstanding for earnings per share calculation purposes.

b.                                       Having assumed that all options are exercised at the average stock price for the accounting period in question, we then “ assume” that  the proceeds from this “assumed” exercise (including an estimate of the tax benefits received) are used to buy back stock at the outstanding price at the beginning of the period. This reduces the shares outstanding, but not in the same amount as were issued by the “assumed” exercises. Before the advent of SFAS 123R and the whole world of stock option expensing, we could stop here. However, since we have entered the world of SFAS 123R, we have another gyration to go through before we’ve completed calculating diluted weighted average shares.

c.                                       When we grant stock options, as we’ve previously noted, we value those options using the Black-Scholes valuation model. We then expense those options into our statement of earnings over their vesting period—five years in the case of our options. As part of the calculation of diluted earnings per share, we are now required to “assume” that the unamortized portion of this stock option expense is used as proceeds to buy back more stock, further reducing the shares outstanding.

In the name of accounting clarity, this is what you do to create a “meaningful denominator” that is diluted for all potential stock or contingent issuance of additional shares of stock. The resulting figure is then divided into net earnings to come up with diluted earnings per share.

•                                          I had started a plan to acquire shares, but now I don’t know what to do. Perhaps other owners like my self should follow management’s example and sell.

It certainly is an individual decision as to whether you maintain your investment in Expeditors or decide to sell. However, after the information we’ve provided above, we think that the example management sets by maintaining a substantial part of their personal financial assets in Expeditors stock is the most effective rebuttal we could offer to your conspiracy theories. We can’t help but wonder how many owners, such as yourself, have as high a percentage of your individual net worth invested in one company as do most of the average corporate insiders at Expeditors?   If you still remain a skeptic after this explanation, this is certainly your prerogative and if that is the case, perhaps it would best if you did sell. There are certainly no hard feelings on our part.

8.                                      What is your assessment of the current supply and demand environment for ocean freight along Asia to U.S. trade lanes? How have your purchased transportation rates/costs along these lanes changed versus a year ago?

Ocean freight was at what we would call “equilibrium plus”. This time of year, because of the holiday season, most of what is going to come in by ocean is either on the ship or preparing to be loaded at Asian origins. So we expect to have somewhat of a respite from peak season levels before the pre-Chinese New Year season starts. Ocean rates are higher now than they were a year ago.

9.                                       Do you believe the effective capacity at the West Coast and Asian ports has been constrained thus far this year by congestion at those ports (origin or destination) and/or through intermodal rail limitations?

The larger Asian ports, generally speaking, have a greater capacity to ship than do the West Coast ports have to receive. Infrastructure concerns related to intermodal rail limitations have created intermittent problems. However, these seem to be somewhat manageable.

10.                               Please provide an update on air and ocean volume growth along the U.S. to Asia, Asia to U.S., Asia to Europe and Intra-Asia trade lanes.

Asia outbound from major gateways, whether to the US, Europe or to other spots within Asia, particularly from Shanghai and Hong Kong are starting to encounter significant backlogs. US outbound to Europe, generally speaking, is experiencing significant activity and intermittent backlogs as compared with the prior year.

11.                               Can you please provide your monthly airfreight and ocean freight tonnage growth rates for July, August and September?

2007 vs. 2008 Year-Over-Year Monthly Increases

	Airfreight Tonnages	Ocean Freight TEU
July	3%	16%
August	16%	13%
September	11%	13%
October	17%	12%

12.                               Based upon trends out of the peak season, do you expect the year-over-year increase in airfreight yields to continue into 4Q? What is your assessment of the current airfreight capacity and how has this changed y-o-y?

Because of backlogs and market conditions, we expect that there will not be an increase in our airfreight yields continuing into the 4th quarter. As noted above, the markets are much tighter out of Asia, with backlogs emerging regularly.

13.          What trends in y-o-y net revenue and operating income growth did you see for July and August? In the past you had provided this information.

We did this several times to mixed reviews. We will say that the profits built progressively during the 3rd quarter of 2007, but the year-over-year monthly increases were fairly consistent with the overall quarterly increase.

14.          There have been recent public announcements by various competition authorities regarding investigations into various airline and freight forwarders for anti-competitive activity. Has Expeditors to date been subpoenaed either as a witness or potential target by any of these authorities?  If certain airlines were found to have been anti-competitive in their assessment of fuel surcharges and as a result fuel surcharge prices came down or are forced to be calculated differently in the future, how might this impact Expeditors’s financial model going forward?

We were the recipient of a subpoena from the Department of Justice (DOJ) on the 10th of October 2007. We issued a press release that same day to inform the market of this development. We also referenced this subpoena in our 3rd quarter 2007 earnings release. There isn’t much more that we can say about things at this juncture. The DOJ hasn’t told us that we are a target of this investigation.

As to your question about what would happen if surcharges went away, given that our approach to surcharges is generally to pass the charges along to customers to the extent we could, we can’t imagine how we would be helped or hurt by the modification in the way surcharges are calculated, or by their total removal altogether.

15.          Would you describe the seasonality in the trans-Pacific lane as trending in line thus far with your expectations in airfreight and ocean freight?

Things are pretty much as we expected them to be in the ocean freight, but far busier than we would have thought in airfreight markets.

16.          Will Expeditors’ participation in Lufthansa Cargo’s Global Partnership Programme increase the proportion of its airfreight business done with that airline?

The fact that we are part of the Lufthansa Cargo Global Partnership Programme should imply (we hope) that our future co-operation with Lufthansa will be more significant than has been our past experience…and we think our past experience has been very, very good. We would add, however, that so much of what will transpire in the future will be determined by Lufthansa.

Maintaining great relationships with all our carriers is important to us. We value them. We constantly look forward to improving our co-operation with them and we’re very honored to have been considered for this Programme. We would surmise that Lufthansa cares less about what proportion of our total freight they carry than how much more of our freight they will carry next year than they carried this year. Hopefully our inclusion in this Programme will be a win/win for both Lufthansa and Expeditors. We would define a

“win/win” as a situation where we’re able to increase our overall market share in strategic lanes because of our increased support from/to Lufthansa.

17.          Can you update us on your primary airline providers used globally?  Does your “Sweet 16” concept still apply?

The old Sweet 16 has been expanded to the E-19 carriers. There are 7 Asian carriers, 5 European carriers, 4 North American carriers, 1 Middle East carrier, 1 South Pacific carrier and 1 South American carrier.

Our objective is to have 80% of our freight carried by these 19 airlines…and we pretty much have been successful at doing that.

18.          Please comment on the competitive dynamics in the trans-Pacific trade lane and whether there are any signs of greater price aggression from your competitors, in comparison to recent years, when attempting to win new business.

Price “aggression” (your term, not ours) has always been a part of this business…and nothing has changed. This is a very competitive industry. Not only are prices getting more aggressive, but there seems to be a greater willingness for some competitors to take on absurd risks in the areas of potential performance penalties and undecipherable service and liability standards. These are the most dangerous types of “price” concessions, as they are costs that cannot be quantified, only experienced when the bills show up. One needs to be very careful in discerning the difference between taking a calculated risk and blatant gambling. Even at the most outrageous games of chance in the green felt jungle of Las Vegas, you can calculate, within reason, your odds of winning or losing …and, quantifiable though they may be, the prospects of losing are so miserably high that most of the money that goes on the table in Vegas, stays in Vegas. Even though the odds of winning can be calculated, they are so poor, they don’t qualify for “calculated risk” status— rather it is just called “gambling.”  We’re still looking for the definition of an activity where the risks of losing are so high that, not only can’t they be quantified, they can’t be determined until the dice stop rolling. If you have any ideas, please let us know.

19.          This question has been put a number of times over the years, however not for some time now. It was most memorably answered back in February 2001 when you quoted Tevye from Fiddler on the Roof. The most recent earnings release shows cash and cash equivalents at over USD575 million. Whilst I appreciate in this time of global turmoil and private equity leverage that cash is king, wouldn’t at some point a return to share holders via a share buy back make sense all round?  I assume the cash is invested and earns interest at or near the US cash rate. Wouldn’t these funds provide a better effective rate of return if invested in buying back Expeditor stock?  If not now then at what point? USD800 million in cash? USD950 million?

Our hat is off to you for having researched back to the early eons of time when we started producing the 8-K. We would also point out that during this time we’ve not sat around leaning up against a chimney on a rooftop playing our violin with respect to stock buybacks. Since we published that response on February 16, 2001, we have bought back over $615 million dollars worth of common stock and paid out over $175 million in dividends…that is $790 million. To be fair, we took in approximately $231 million in proceeds from the issuance of stock options and shares related to our stock purchase plan, but even netting this out against the $790 million, you still come up with $559 million of net cash paid out for stock repurchases and shareholder dividends…and we have made some fairly substantial investments in the business during this time (i.e. about $508 million worth of property and equipment acquisitions). We think that this is a pretty balanced approach to handling cash generated in the business.

What we suspect you are angling for is some kind of a “one-time mondo” stock buyback. While we have done those in the past, typically the events that have given rise to these buybacks have been external in nature rather than prompted by some internal concern that we needed to find something to do with the cash because our cash balances were getting too large. These “one-time mondo” buybacks should not be done without some consideration of stock valuation.

 While we’re not holding rigidly to tradition here, we do think that doing a “one-time mondo” buyback should be done at a time when it most benefits the shareholders and not merely to prove a point because we’ve crossed some pre-determined threshold that kicks off a mindless chain reaction.

20.          Please provide us with your estimate of the impact on earnings of the company of a major recession in the USA (say negative 2%-3% real GDP growth, and lasting for 2 years). Although I appreciate your reluctance to project exact numbers, I will greatly appreciate if you could help us understand the way you think about this scenario in your internal planning. What would be the impact on volumes, gross profit per ton, and expenses?

While we appreciate your confidence in our abilities, realistically how could we be expected to calculate this with any degree of precision?  We’re international logistics managers, not economists—and thankfully, we understand the difference. We have not invested the time and resources necessary to build a sophisticated econometric model that would produce any kind of a projection of this nature…and even if we had, you’d then have to wonder whether or not we’d done it right—we certainly would. We don’t think that making projections about how bad things can get is the best way to manage through a recession.

To expand that point, you don’t have to go too far back in our history…back to the last business cycle downturn actually, to find communications from our CEO officially banning the acknowledgement or use of the “R” word (“R” meaning recession). The focus of the communication was to put all of our employees on notice that a recession meant a business slow down, it did not mean the end of life as we know it. Since we focus on growing market share each year, historically there has been no better time for us to gain market share than during a recession. The mentality of the masses tends toward succumbing to the temptation to wrap oneself in a blanket of excuses justifying sub-prime performance (no pun intended). Recessions for Expeditors have always been a time to prepare for future success…and you don’t do that by giving up hard won ground in the face of adversity. It gets accomplished by aggressively trying to hold your position through accelerating market share gains and focusing on opportunities that present themselves as our customers try to work through their own issues related to cyclical downturns.

21.          Many companies in the industry report volumes in the air segment in tons and in the ocean segment in TEU’s It is difficult as an analyst to compare the cost per unit of volume (excluding purchased freight) in each of these segments, without in some way converting the air segment volumes to an equivalent ocean shipment volume or vice versa. From an internal workflow and cost perspective is there a way of converting the air segment volumes in tons to an equivalent unit of activity, say an air container,that equates it to an ocean TEU?  I have used a rule of thumb of 5,000 lbs per air container and assumed that internal costs vary proportionately for each one air container and one TEU. I am not sure this is accurate. Could you please help!

This is certainly a novel question. You’ll pardon us if we don’t attempt a response. This is not a calculation we would do internally, primarily because, as for most things we try not to do internally, we see no use for it. We are also hard-pressed to understand how facilitating this kind of analysis will in any way increase overall understanding of what it is that Expeditors does. Quantification of something that has no quantitative value at all (mixing air and ocean freight) seems like an exercise in precision self-flagellation of masochistic proportions. Why anyone would want to inflict this kind of pain on themselves, we can’t imagine.

22.          Several European forwarders provide data on Airfreight and Ocean freight volumes. It would be useful to persons analyzing your business to get similar information to benchmark your business against the European peers. Would it be possible to provide that information for 2007?

One can publish a lot of information…and it is true that there are some forwarders who do publish a lot of these kinds of statistics…but that doesn’t mean that there is a lot of utility in these figures. While we’ve all heard the saying that one should “Never confuse motion with progress”, we likewise appreciate the following anonymous quote about statistics:

Most people use statistics the way a drunk uses a lamp post,

more for support than enlightenment.

24.          Can you provide me with the revenue contribution of the i) air freight ii) ocean freight and iii) customs brokerage segments in i) China and ii) HK in 2005 and 2006 respectively? What was the ocean (in TEU) and air freight volume (in MT) for i) HK and ii) China in 2005 and 2006?

No, but with explanation. We actually view this information as proprietary. The interests of the shareholders are not advanced by disclosing proprietary numbers such as these as they can put us in positions where we can be at a disadvantage in our negotiations with carriers and with customers. Because of their magnitude (greater than 10%) we are required to disclose our gross and net revenues from China (and Hong Kong-now a Special Administrative Region of China), which we do in Footnote 9 of our most recent financial statements. We are not required to provide this disclosure by product (which would be disclosing yield information), and accordingly, we have not.

25.          I present below the employee productivity numbers from your filings as far back as we could find the numbers:

We have excluded your charts. In addition to the formatting nightmare its inclusion creates, we have some basic problems with the numbers you’ve used. For starters, you did not apply the modified retrospective method as it relates to the inclusion in compensation expense of the amortization over the vesting period of the fair market value of stock options granted to employees (we’ll address that further below). In addition you used EBITDA as a component of your analysis. As we’ve noted previously, we refuse to use EBITDA in any of our internal analyses. In fact, we think EBITDA has limited application in our business (and probably any business). Your headcount numbers were correct, however, if that helps you in future analysis. We think that we can answer your questions without exhibiting the data chart (see a – d below).

a)            Are the per capita numbers for net revenue and EBITDA significantly different in the Air or Ocean segments? If so, why?

We would have to do the analysis according to air and ocean to specifically answer your questions. We haven’t done that and really see no reason to go through that exercise. Not knowing what the EBITDA numbers are (per our reference above), but drawing from our experience with operating income, we would say that ocean freight would have a slightly higher operating profit per capita than airfreight. Ocean freight is slightly less people intensive so one would expect that both the net revenue and operating income per employee would be slightly higher in ocean freight than in airfreight. Airfreight is very time intensive because sometimes the only way to get a series of complicated steps completed in a hurry is to have more people working on things concurrently…even with technological support.

b)            Both revenue and profit productivity has been increasing every year (expect for a minor hiccup in 2003 for profit productivity) for a long time, and the rate of improvement on a rolling 5 year basis does seem to be declining. There obviously must be some theoretical limit to how much a factor of production can produce- limited by the number of theoretical hours they can work within the current state of telecommunication and technological constraints. How far do you think the trend for productivity improvement continue into the future?

We don’t understand the relevance of the comment “the rate of improvement on a rolling five year basis does seem to be declining,” particularly taken in context of the fact that our operating margin as a percentage of net revenue is among the highest, if not the highest, at least among our public-reporting competitors. Obviously there is a limit, but we’re not sure what that limit is. We’ve actually been surprised that we continue to see improvements in our operating margins over the past several years. We’re also unsure how it is that we would predict what that limit would or could be. We try to be as efficient as we can…our employees are directly compensated for increased productivity. We think that the best way to maintain that productivity focus is to make sure that the relationship among increased productivity, increased profitability and increased compensation remains intact.

c)            Why was there a 15% spike in per employee expense in 2006?

There was not a 15% spike in compensation per employee in 2006. In compiling your numbers, you didn’t use the modified retrospective adjusted numbers (for the effects of SFAS 123R—expensing of stock options) for the years 2005 and earlier. We first implemented SFAS 123R in 2006. We published restated retrospective numbers back to 2000 in our 2006 10-K. If you were to look at these numbers for 2006 and 2005 on a comparative basis (apples to apples), you would notice an approximate 7.5% increase. Some of this increase is related to a declining dollar (which makes overseas costs more expensive) between those two years and some, most in fact,  related to normal salaries and increased bonuses in a company that pays people according to increases in operating income—for which there was a 38% increase in operating profits between 2005 and 2006.

d)            Although your average compensation expense is $60,502 in 2006, what is the average for sales and operations personnel? What percentage of costs are variable for sales and operations employees?

That is like asking us “how much does a hen weigh?”  The answer is: “It depends”…on whom, and on where, among other variables. We are not nearly that granular when we review our head count figures. Statistics and bench marks are… to quote a phrase, “wonderful slaves but horrible masters.”  Approximately one-third of all compensation consists of sales commissions or bonuses based on profitability. That figure would be a little higher with sales staff and somewhat lower with the operations staff. Average is a very scary word here though. We’ve all heard the story about the statistician who drowned in a pond with an average depth of 6 inches. Bonus compensation as a percentage of total compensation, at least on the operations side, increases with time and responsibility. Sales compensation is highly “variable” based on commissions from the outset.

26.          Does the company earn volume discounts (overrides?) from carriers? Are these discounts accounted on an accrual or cash basis? Does the discount per TEU/k.g increase with the total volume shipped?

In some cases yes, in some cases no. Not all carriers are uniform in what kinds of volume incentives they offer. Typically there are no volume discounts in ocean freight unless it is written into the publicly-filed contracts. Volume discounts are more such that when they exist, they exist on airfreight. These are typically accounted for on an accrual basis once official written notification is received from the airline indicating that our tonnages, according to their records, have qualified for the volume discount.

27.          How does the Company balance the advantage of scale benefits that accrue from concentrating volumes with one carrier versus the needs of the branches to maximize shorter term profitability/client requirements?

Very carefully. The Company needs to be particularly responsive to the needs of individual branches in setting overall carrier strategy. If a local district manager can consistently find better pricing in his or her particular market from a carrier that is not among our E-19 carriers, then typically that district manager’s voice needs to be heard. It is also quite common for some branches to have very good relationships with a regional or national carrier (not one of the E-19) that might benefit their customers on a particular lane. In these kinds of situations, either one of the E-19 carriers comes to the table with competitive market rates and service capabilities, or that particular business must be tendered to a carrier who will allow us to provide the best long term service potential to our customers at a reasonably competitive price. More often than not, in most market places, our select airline partners (E-19) are as competitive as any other carrier. This makes the local decision process much easier.

28.          My understanding is that Expeditors has a very small percentage of revenues from the Oil and Gas Industry. Is that correct, if so why? Does it see an opportunity in this area with the recent fumble reported by Panalpina?

Relative to other areas of concentration, Oil and Gas is a business that has historically not been a large percentage of what we’ve done. It is not however, an area with which we've no experience, having worked with a limited number of customers over the years in certain specialized areas of this rather large and diverse market vertical. For the past several years we have tried to focus on this business and have increased our market share and our exposure.

As far as opportunities in this market, we liked the market opportunities and were actively pursing them before any competitor may have had problems. There are plenty of other competitors out there who are pursuing this business as well, so one competitor having some challenges doesn’t necessarily translate into instant opportunity.

29.          Could you please give us some operational metrics that will help us benchmark Expeditors versus other forwarders? For example, in the operations areas what is the shipment/order per employee? If shipment/order is not the right measure to compare efficiency or the metrics are different in the air and ocean segments then what are those metrics for Expeditors?

We don’t publish our metrics outside the Company because we consider them to be a vital part of the knowledge management element of our business that helps differentiate us. It’s not the sole defining part of our business, but certainly one of the elements that is critical to our ongoing efforts to improve productivity and increase any competitive advantages we might enjoy. It is not like we’re sitting on top of a recipe consisting of 11 secret herbs and spices that we mix up and sell in a package. That having been said however, our secret sauce comes from the unique way we do things. At Expeditors, we know we do things differently from our competitors. Doing things differently can make a big difference if you’re doing things differently in a correct way. So far, our productivity initiatives seem to be working and we take comfort in that. We think it confirms that we are doing things correctly.

30.          What would be the benchmark for sales person productivity? How many operations people are required to support each sales person in air and ocean?

One rather cynical definition of benchmark is: “A metric with little or no relationship to reality.”   Reality is the key word here. Accordingly, there is no set heuristic for how many operations people are required to support each sales person or vice-a-versa, depending on your perspective. While a review of our 10-Ks over the years provides a breakout of how people are designated in different functions within the company, the reality of the matter is that at Expeditors, everyone is in sales, in some facet or another. All operational department managers and the district managers are expected to be very heavily involved in sales efforts. This includes bringing in new business with new customers as well as focusing on retaining and hopefully expanding business with existing customers through customer service initiatives and retention calls.

31.          What percentage of activities between the company and carriers are done electronically vs. manually? What is the similar percentage for interactions with customers in operations?

We don’t have a quantified statistic on this. What we can say is that the entire discipline of Electronic Data Interchange (EDI) connectivity among logistics providers, customers and service providers is expanding as rapidly as increases in technology allow. Our group here at corporate that is responsible for making all these EDI connections actually work are never at any loss for something to do. Not surprisingly, we have much more connectivity with customers than we do with carriers…there are more customers.

As the benefits of connectivity become more accepted, standards are starting to emerge that over time will make this process of inter-company connectivity much more efficient. As it stands now, there is a lot of blood, sweat, toil and tears that goes into cranking out the customized solutions that make the connectivity possible. We’ve always been willing to take these projects on. We’ve learned a lot and have increased our productivity in the process.

32.          Fuel has spiked recently, please discuss the impact, if any, associated with the timing of fuel surcharges on purchased transportation and your ability to pass along those cost to your customers. How does this differ between Airfreight and Ocean?

We attempt to push pricing increases, surcharges or other rate increases, on as a fact of economic life. All of us who fill up our car with gasoline from time to time are keenly aware of the rising cost of fuel. The reasons can be debated and postulated upon…indeed entire political campaigns can be drawn around this issue…but the reality cannot be avoided. Fuel costs are up substantially over the last 12 months and not passing these costs on is not an option, it would be financial suicide.

It is generally our intention to be profit neutral when passing on these surcharges. That is easier said than done, but we try. Let us explain. The air carriers (airlines) do not have uniform surcharge formulas or applications. We use different carriers from time to time to move shipments to the same place depending on pricing and availability and customer service requirements. Accordingly, it is not possible for us to say that we pass on the exact surcharges in a specifically identified manner on each shipment. The dynamic nature of the business precludes that. For example, let’s assume a scenario where a shipment moves from a point in France to New York via our Amsterdam gateway. When the shipment is rated and the fuel surcharge affixed and an invoice is sent to the customer in Paris, the freight is probably on a truck on its way to Amsterdam. Once in Amsterdam, it will be “consolidated” with a lot of other shipments from around Europe which are being sent to the United States through New York. The carrier that will be chosen to carry that freight may not be determined until a long time after the freight has left Paris, and possibly long after it arrives in our warehouse in Amsterdam, as multiple, preset New York bound consolidations are evaluated for that particular shipment by Expeditors’ operations personnel. Since carriers have different pricing and surcharge arrangements, the actual surcharge billed to Expeditors by the carrier for that Amsterdam to New York consolidation can’t be known when the contract of carriage and the associated invoice is created.

Overall, we attempt to pass on surcharges in such a way that when the shooting is done, it leaves us at a “net zero” position in the aggregate with respect to these surcharges. This means that, in the aggregate, we have never attempted to make money on these surcharges. We’re not attempting to make money on these airfreight surcharges and in fact have been quite concerned, for obvious commercial reasons, that we do not.

In the case of ocean freight transactions, we receive notification from the carriers generally 30 days in advance of their implementation. Our policy is to increase our charges to our customers in accordance with the carrier-announced surcharges. The mechanics of how we increase these charges on US-origin or destination cargo, however, can differ somewhat from how we handle the rest of our ocean freight business because of U.S. regulatory requirements.

33.          Please provide regional headcount figures for the September 30, 2007 compared with September 30, 2006.

	30-Sep-07	30-Sep-06	Diff	% Diff
North America	4,439	4,172	267	6.4%
Asia	3,315	3,020	295	9.8%
Europe and Africa	1,896	1,806	90	5.0%
Middle East	965	904	61	6.7%
South America	604	575	29	5.0%
Australasia	214	204	10	4.9%
Information Systems	548	483	66	13.6%
Corporate	171	155	16	10.2%
	12,152	11,318	833	7.4%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

November 29, 2007	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

November 29, 2007	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer